Exhibit 99

Contacts:	Donna Sitkiewicz (Media)	Christopher M. Jakubik (Investors)
	847-646-4538	847-646-5494

Kraft Foods Inc. Reports Mixed 2006 Results

•          Fourth quarter reported net revenues decreased 3.0% to $9.4 billion, impacted by one less week in 2006

•          Fourth quarter reported diluted EPS decreased 17.4% to $0.38; excluding items affecting comparability, diluted EPS decreased 8.9% to $0.51

•          Full-year reported net revenues increased 0.7% to $34.4 billion, impacted by one less week in 2006

•          Full-year reported diluted EPS increased 19.4% to $1.85; excluding items affecting comparability, diluted EPS increased 3.2% to $1.94

NORTHFIELD, IL – Jan. 31, 2007 – Kraft Foods Inc. (NYSE: KFT), a global leader in food and beverages,  today reported that net revenues decreased 3.0% for the fourth quarter 2006 and increased 0.7% for the full-year, reflecting one less shipping week in 2006 compared to 2005.  Having one less week in 2006 negatively impacted reported net revenues by approximately 7 percentage points on the quarter and 2 percentage points on the full year.

“While we’ve made progress in 2006 on both the top and the bottom lines, the overall turnaround is not broad-based enough and the foundation for sustainable top-tier performance is not yet in place. This is likely to continue into the first half of 2007 as we get the business on a path to predictable growth,” said Irene B. Rosenfeld, Chief Executive Officer.

Commenting on Altria Group, Inc.’s announced plans to distribute the Kraft Foods Inc. shares it owns to Altria shareholders, Rosenfeld said, “The forthcoming spin-off from Altria will provide us with additional tools to enhance our growth.  The new management team is ready for and looks forward to this exciting next stage in the history of Kraft Foods.”

Net revenues for the fourth quarter declined 3.0% to $9.4 billion.  Excluding a negative 1.7 percentage point impact from divestitures, a favorable 1.1 percentage point impact from the United Biscuits Iberia acquisition, and a favorable 1.6 percentage point impact from currency, organic net revenues1 decreased 4.0%.  The decline reflected one less shipping week in 2006.  Strong results were generated by

1 The Company’s top-line guidance measure was redefined in 2006 to be organic net revenues which excludes acquisitions; the impact of divestitures; currency impact; and asset impairment, exit and implementation costs.  This measure differs from the previous ongoing constant currency revenues measure by also excluding the impact of acquisitions.  Management believes this measure better reflects revenues on a go-forward basis and provides improved comparability of results.

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biscuits, meats, and powdered beverages in North America; chocolate in EU; and by many categories in Latin America and Eastern Europe.

Product mix improved across all segments, contributing 2.0 percentage points to organic net revenue growth, including gains in sugar-free Crystal Light powdered beverages and strong growth in developing markets.  Pricing added 0.3 percentage points to revenue growth and included increases in Latin America, Eastern Europe, and cereals in North America that were partially offset by lower prices related to dairy costs in North America Cheese & Foodservice and increased promotional spending in European coffee.

Total ongoing volume declined 4.4%, reflecting the estimated 7 percentage point impact of one less week in 2006 partially offset by 2 percentage points from the UB Iberia acquisition.  A number of products performed well, including Oscar Mayer meats and Nabisco cookies and snack crackers in North America, Milka chocolate in the EU, Jacobs soluble coffee in Russia and Ukraine, and Lacta chocolate in Brazil.  Gains by these products were partially offset by product item pruning and the discontinuation of select product lines, primarily in North America Foodservice and in the Canadian ready-to-drink beverage business, as well as by share declines in Maxwell House coffee, Kraft salad dressings and Planters snack nuts.

Items Affecting Diluted EPS Comparability

	Fourth Quarter				Full Year
	2006		2005	Growth (%)	2006	2005	Growth (%)
Reported Diluted EPS	$0.38		$0.46	(17.4)%	$1.85	$1.55	19.4%
Asset Impairment, Exit and Implementation Costs	0.20		0.10		0.44	0.20

(Gain) on United Biscuits Redemption					(0.09)

(Gains)/Losses on Sales of Businesses	(0.06)				(0.02)	(0.04)
(Favorable) resolution of the Altria Group, Inc. 1996-1999 IRS Tax Audit					(0.24)

Discontinued Operations						0.17

Diluted EPS excluding above items	$0.51	*	$0.56	(8.9)%	$1.94	$1.88	3.2%

*Does not add due to rounding

During the quarter, the Company incurred $491 million ($319 million after-tax or $0.20 per diluted share) in asset impairment, exit and implementation costs, including the previously disclosed $245 million write-

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down of Tassimo assets, $177 million of costs for streamlining programs and the $69 million write-down of Cream Of Wheat brand and assets in connection with the recently announced sale.  For comparison, in the fourth quarter 2005, the Company incurred $300 million ($162 million after-tax or $0.10 per diluted share) in asset impairment, exit and implementation costs.  Also, in the fourth quarter of 2006, the Company recorded a gain on the sale of its Minute Rice brand and assets of $226 million, partially offset by a $95 million loss on the sale of a coffee manufacturing facility.

Fourth quarter operating income decreased 18.6% from the prior year to $974 million.  Excluding asset impairment, exit and implementation costs and gains/losses on the sale of businesses, operating income decreased 11.3% and operating income margin decreased to 14.2% in 2006 from 15.6% in 2005.  The margin decline was primarily due to higher investments in marketing and in research and development.

The Company’s tax rate in the fourth quarter 2006 was 25.7%.  Excluding the tax effects of asset impairment, exit and implementation costs and gains/losses on the sales of businesses, the effective tax rate in the fourth quarter 2006 was 29.8%.  This compares to an effective tax rate of 30.3% in the fourth quarter last year.

Fourth quarter 2006 reported net earnings were $624 million, a decrease of 19.3% versus last year, while reported diluted earnings per share were $0.38, down 17.4% from $0.46 last year.  Excluding asset impairment, exit and implementation costs as well as the gains/losses on the sale of businesses, net earnings for the quarter declined 11.0% and diluted earnings per share decreased 8.9% to $0.51, primarily reflecting the estimated impact of one less week on earnings per share of approximately $0.04. The remaining change includes the operating income decline caused primarily by the higher investment in marketing and in research and development, partially offset by the benefit of the Company’s stock repurchase program.

Full-year 2006 reported net earnings were $3.1 billion, an increase of 16.3% versus last year, while reported diluted earnings per share were $1.85, up 19.4% from $1.55 last year.  Excluding items affecting comparability, diluted earnings per share increased 3.2% to $1.94, reflecting higher operating income and the benefit of the Company’s stock repurchase program, partially offset by higher taxes and the impact of one less week.

Kraft Foods continues to make progress on its previously announced cost restructuring program.  In 2006, the Company announced nine facility closures/sales and implemented overhead reduction programs.  By the end of the fourth quarter, annualized ongoing savings for the program to date totaled approximately $540 million, up from approximately $260 million at the end of 2005.  The cost of the program in 2006 was

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$673 million. These costs exclude the sale of a coffee manufacturing facility, previously targeted for closure, which is now accounted for as a loss on sale.  Other asset impairments for 2006 totaled $424 million and included the write-down for Tassimo and impairments for the sales of Milk-Bone and Cream of Wheat.

Since the inception of its cost restructuring program in 2004, the Company has incurred total costs of $1.6 billion.  The Company now expects total costs for the full program to be $3.0 billion, down from a previous expectation of $3.7 billion.  Additionally, cumulative savings for the total program are expected to reach approximately $1.0 billion, approximately $0.1 billion less than the previous expectation. These changes reflect revisions to planned activities and lower-than-expected costs for several initiatives. The updated components of the program are as follows:

	Annual Savings		Total Costs
($ millions)	Total	Cash	Total	Cash
Total Program	$1,000	$950	$3,000	$1,900

	Program through			Ongoing Savings &
($ millions)	2006	2007	2008	Total Costs
Cumulative Savings	$540	$700	$850	$1,000
Total Program Costs	$1,610	$625	$765	$3,000

Full-year discretionary cash flow2 plus divestiture proceeds was $3.5 billion, down $0.5 billion from 2005. The decrease primarily reflects lower proceeds from the sales of businesses in 2006.

During the quarter, the Company repurchased 8.9 million Class A shares at a total cost of $313 million, bringing 2006 share repurchases to 38.7 million Class A shares at a total cost of $1.25 billion.  As of December 31, 2006, $1.0 billion remained under the Company’s $2.0 billion share repurchase plan.

Kraft Spin-off

As separately communicated, Altria Group, Inc. will distribute its ownership in Kraft Foods Inc. to Altria shareholders.  As a result of this distribution, the Company will lose the benefit of its tax consolidation within the Altria Group, Inc., and expects its effective tax rate to increase to approximately 37% by 2008.

Additionally Altria Group, Inc. employee stock options will be split into adjusted Altria Group, Inc. and Kraft Foods Inc. stock options.  This will cause the number of Kraft Foods Inc. diluted shares outstanding to increase.  Based on current forecasts, the Company expects a dilutive impact on earnings per share of approximately $0.02 on an annual basis.  Administrative services provided by Altria Group, Inc. will be sourced internally or through third parties at similar costs.

2 The company defines discretionary cash flow as net cash provided by operating activities less capital expenditures, and utilizes this measure for its cash flow guidance because it believes it more fully reflects both ongoing cash generation and usage activities. Discretionary cash flow is available to finance acquisitions, repay maturing debt, and distribute to shareholders.

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2007 Outlook

The Company expects to issue EPS guidance for 2007 on February 20 during its business plan presentation at the Consumer Analysts Group of New York conference.

Three items that will impact year-to-year comparisons are the expected tax rate, divestitures and the split of employee stock options. The Company expects its full-year effective tax rate to average 35.5% in 2007 (up from 31.7% in 2006), excluding the impact of charges for asset impairment, exit and implementation costs, and one-time gains and losses related to acquisitions and divestitures. Previously completed divestitures and the announced sale of Cream of Wheat will impact 2007 EPS by $0.03 compared to the prior year. The split of employee stock options will increase diluted shares outstanding and reduce diluted earnings per share as referenced above.

Results by Segment

The following results by segment are presented in the manner described in the business segment reporting structure discussion in the Company’s Form 8-K filing dated March 27, 2006.  Reported operating companies income (OCI) is defined as operating income before corporate expenses and amortization of intangibles.  Management believes this measure helps investors analyze business segment performance and trends.  For a reconciliation of OCI to operating income, see Schedules 1 and 6 of the attached financial schedules.

Summary of Reported Results By Segment

(percent change from prior year)

	Fourth Quarter
	Volume	Net Revenues	OCI

Beverages	(11.1)%	(6.7)%	(100 +)%
Cheese & Foodservice	(9.4)	(7.7)	(2.2)
Convenient Meals	(8.2)	(5.9)	62.4
Grocery	(28.3)	(14.1)	100+
Snacks & Cereals	(12.7)	(6.6)	(32.1)
North America	(13.5)	(7.8)	(3.3)

European Union	9.9	5.5	(100 +)

Developing Markets, Oceania & North Asia	(1.5)	8.0	16.7

Total Kraft	(8.6)%	(3.0)%	(17.1)%

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The following table presents the 2006 segment growth rates on an ongoing basis, which excludes the impact of divestitures; asset impairment, exit and implementation costs; and gains/losses on the sale of businesses.  Also presented is organic net revenue growth, which excludes acquisitions; the impact of divestitures; currency impact; and asset impairment, exit and implementation costs.  Adjusted organic net revenue growth is also presented, which excludes the impact of one less shipping week in 2006 than 2005 from organic net revenues. The Company estimates that this week represents an approximate 7 percentage point decline on the quarter and a 2 percentage point decline on the full year. Further information on the impact of these items, including reference to comparable GAAP measures, is included in the attached financial schedules.  A quantitative reconciliation of all non-GAAP measures used in this fourth quarter 2006 earnings release can be found in the Investors section of www.kraft.com by clicking on “Financial News and Events,” then “Financial News Releases.”

Summary of Ongoing, Organic, and Adjusted Organic Results By Segment

(percent change from prior year)

	Fourth Quarter
	Ongoing Volume	Ongoing Net Revenues	Ongoing OCI	Organic Net Revenues	Adjusted Organic Net Revenues*

Beverages	(11.1)%	(6.5)%	(51.2)%	(6.9)%	—%
Cheese & Foodservice	(7.6)	(7.2)	1.8	(7.8)	(1)
Convenient Meals	(5.9)	(4.5)	(29.8)	(4.7)	2
Grocery	(8.8)	(6.1)	3.3	(6.7)	—
Snacks & Cereals	(5.8)	(3.2)	(9.1)	(3.6)	3

North America	(7.9)	(5.4)	(10.8)	(5.8)	1

European Union	9.9	5.5	(8.5)	(4.6)	2
Developing Markets, Oceania & North Asia	(1.5)	8.4	13.0	6.2	13

Total Kraft	(4.4)%	(1.3)%	(8.0)%	(4.0)%	3%

*Excludes the impact of one less shipping week in 2006 than 2005.  The company estimates that this week represents an approximate 7 percentage point decline on the quarter and a 2 percentage point decline on the full year.

North America Beverages reported a decrease in net revenues for the fourth quarter of 6.7% to $743 million, with organic net revenue down 6.9%, reflecting one less week in 2006, lower volume and improved product mix.  Key strength in the segment included convenient and better-for-you powdered beverages such as Crystal Light On-The-Go.  Other contributors were ready-to-drink beverages, driven by Capri Sun Roarin’ Waters, and premium offerings in coffee, including Starbucks and Gevalia.  These successes were offset by share losses in Maxwell House coffee, due to competitive pressures and a difficult prior year comparison, and the discontinuation of certain ready-to-drink lines.  Reported OCI was a loss of $140 million, which included the $95 million loss on the sale of a coffee manufacturing facility and $72 million in incremental asset impairment, implementation and exit costs, primarily related to the

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write-down of Tassimo assets.  Ongoing OCI was down 51.2% reflecting one less week in 2006 and higher input costs, including green coffee, packaging and sugar and higher overheads.

North America Cheese & Foodservice reported net revenues were down 7.7% to $1.67 billion.  Organic net revenues declined 7.8% reflecting one less week in 2006, lower pricing related to declines in dairy costs and the discontinuation of lower margin product lines in the Foodservice business.  Successes in the quarter included natural cheese, driven by convenient Kraft natural snack cheeses, and grated cheese, including the introduction of Grate-It-Fresh parmesan cheese.  These were offset by category and share declines for Velveeta process cheese.  Reported OCI was down 2.2% to $271 million including an $11 million increase in asset impairment, implementation and exit costs.  Ongoing OCI grew 1.8% as lower dairy costs more than offset lower prices and one less week in 2006.

North America Convenient Meals reported a decline in net revenues of 5.9%, to $1.19 billion, with an organic net revenue decrease of 4.7%, reflecting one less week in 2006.  Positive drivers included favorable product mix and continued volume gains from new convenience products.  Revenue performance in meats continued to be driven by market share gains from Oscar Mayer Deli Fresh, hot dogs, and bacon.  Momentum continued in the California Pizza Kitchen line, now a $100 million business, including the new crispy thin crust pizza.  Reported OCI grew 62.4% to $346 million due to a $226 million gain on the sale of the Minute Rice brand and assets.  Ongoing OCI decreased 29.8% driven by the impact of one less week in 2006, higher input costs (LIFO) and investments in quality, capacity and marketing initiatives.

North America Grocery reported net revenues declined 14.1% to $712 million including an 8.3 percentage point impact from divestitures.  Organic net revenues were down 6.7%, reflecting one less week in 2006.  Successes in select convenient and better-for-you offerings such as Jell-O sugar-free ready-to-eat pudding and sugar-free Cool Whip topping were offset by category weakness and share declines in Kraft salad dressings and category weakness in Jell-O dry packaged desserts.  Reported OCI more than doubled to $245 million primarily due to $124 million of lower asset impairment, implementation and exit costs.  Ongoing OCI grew 3.3% as lower overheads were partially offset by lower volumes primarily reflecting one less week in 2006.

North America Snacks & Cereals reported net revenues fell 6.6% to $1.63 billion including a negative 3.4 percentage point impact from the divestiture of the Milk Bone pet snacks brand and assets.

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Organic net revenues declined 3.6% reflecting one less week in 2006, partially offset by higher cereals pricing.  Cookie performance delivered share and category growth with successes in the Oreo, Chips Ahoy!, Nilla and Newtons cookie franchises. Crackers results included strong growth in Triscuit, Honey Maid and new varieties in toasted chips, partially offset by weakness in Kraft Cheese Nips and Ritz Bits sandwiches.  Cereals revenues reflected the success of the new Grape Nuts Trail Mix Crunch cereal and ongoing momentum of Post Honey Bunches of Oats, partially offset by lower revenues in kids’ cereals.  Planters snack nut revenues declined due to market share loss to out-of-aisle competition. Reported OCI was down 32.1% to $163 million due to $26 million of higher asset impairment, implementation and exit costs, including the Cream of Wheat impairment, and the absence of $26 million in income from divested operations versus the prior year.  Ongoing OCI decreased 9.1% reflecting one less week in 2006 and investments in quality and growth initiatives plus higher commodity costs, partially offset by higher prices and productivity.

European Union reported net revenues grew 5.5% to $2.12 billion, with 5.4 points contributed by the acquisition of United Biscuits Iberia.  Organic net revenue growth decreased 4.6% due to one less week in 2006.  Chocolate revenues reflected solid results across most markets behind new product introductions, such as Milka Tendres Moments, and stepped up marketing support.  In Coffee, increased price promotion and marketing support helped stabilize the base business while Tassimo continued to grow.  Reported OCI was a loss of $14 million due to $185 million in higher asset impairment, implementation and exit costs versus the prior year, primarily due to the write-down in Tassimo assets.  Ongoing OCI decreased 8.5% due to one less week in 2006 and higher investment in the coffee business.

Developing Markets, Oceania & North Asia reported net revenues grew 8.0% to $1.31 billion, or 6.2% on an organic basis, despite one less week in 2006.  The strong performance was led by growth in Eastern Europe, Middle East & Africa (EEMA) and in Latin America.  In EEMA, revenues were driven by coffee and chocolate in Russia, Ukraine, Romania, and Bulgaria.  Revenue growth continued to be strong in Russia and Ukraine, with higher volumes, favorable product mix from gains in Jacobs and Carte Noire soluble coffee, and the benefit of pricing.  In Latin America, strong revenue growth was driven by the benefit of pricing and positive mix.  Gains were concentrated in chocolate, biscuits and refreshment beverages.  In Asia Pacific, improvements in biscuits and beverages in China were offset by volume declines in cheese in Australia.  Reported OCI grew 16.7% to $161 million reflecting in part the positive impact of a $6 million loss on sales of an asset in 2005.  Ongoing OCI was up 13.0% as the benefit of the strong revenue growth was partially offset by incremental investments in marketing and infrastructure and the impact of one less week in 2006.

*     *     *

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Kraft Foods will host a conference call for members of the investment community to review its results at 4 p.m. ET on January 31, 2007.  Access to a live audio webcast is available at www.kraft.com and a replay of the conference call will be available on the Company’s web site.

Forward-Looking Statements

This press release contains projections of future results and other forward-looking statements.  One can identify these forward-looking statements by use of words such as “strategy,” “expects,” “plans,” “anticipates,” “believes,” “will,” “continues,” “estimates,” “intends,” “projects,” “goals,” “targets” and other words of similar meaning.  One can also identify them by the fact that they do not relate strictly to historical or current facts. These statements are based on the Company’s current assumptions and estimates and are subject to risks and uncertainties. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company is hereby identifying important factors that could cause actual results and outcomes to differ materially from those contained in any forward looking statement made by or on behalf of the Company.  These factors include: (a) the effect on the Company of competition in its markets, changes in consumer preferences and demand for its products, including diet trends, changing prices for its raw materials and local economic and market conditions; (b) the Company’s continued ability to promote brand equity successfully, to anticipate and respond to new consumer trends, to develop new products and markets, to broaden brand portfolios, to compete effectively with lower priced products in a consolidating environment at the retail and manufacturing levels and to improve productivity; (c) the Company’s ability to consummate and successfully integrate acquisitions and to realize the cost savings and improved asset utilization contemplated by its restructuring program; (d) the impact of gains or losses, or lost operating income, from the sales of businesses that are less of a strategic fit within the Company’s portfolio; (e) the effects of foreign economies, changes in tax requirements and currency movements; (f) fluctuations in levels of customer inventories and credit and other business risks related to the operations of the Company’s customers; (g) the Company’s access to credit markets, borrowing costs and credit ratings; (h) the Company’s benefit expense, which is subject to the investment performance of pension plan assets, interest rates and cost increases for medical benefits offered to employees and retirees; (i) the impact of recalls if products become adulterated or misbranded, liability if product consumption causes injury, ingredient disclosure and labeling laws and regulations, potential claims relating to false or deceptive advertising under consumer protection or other laws and the possibility that consumers could lose confidence in the safety and quality of certain food products; (j) consumer concerns regarding genetically modified organisms and the health implications of obesity and trans fatty acids; and (k) potential short-term volatility in the

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trading volume and market price of the Company’s stock as a result of the spin-off of the Company from Altria Group, Inc.  Developments in any of these areas could cause the Company's results to differ materially from results that have been or may be projected by or on behalf of the Company. The Company cautions that the foregoing list of important factors is not exclusive. For additional information on these and other factors that could affect the Company’s forward-looking statements, see the Company’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K and subsequent reports on Form 10-Q and 8-K. Any forward looking statements in this press release are made as of the date hereof. The Company does not undertake to update any forward looking statement.

Non-GAAP Financial Measures

The Company reports its financial results in accordance with generally accepted accounting principles (GAAP).  Management believes that certain non-GAAP measures and corresponding ratios that it uses to manage the business provide additional meaningful comparisons between current results and results in prior operating periods.  More specifically, management believes these non-GAAP measures reflect fundamental business performance because they exclude certain items that affect comparability of results.

The non-GAAP measures that the Company is using to present operating results exclude certain items, such as asset impairment, exit and implementation costs primarily related to a restructuring program that began in the fourth quarter of 2004 (the “Restructuring Program”).  These restructuring charges include separation-related costs, asset write-downs, and other costs related to the implementation of the Restructuring Program.  Other excluded items pertain to the impact of divested businesses; asset impairment charges on certain long-lived assets; gains and losses on the sales of businesses; the favorable resolution of Altria Group, Inc.’s 1996-1999 IRS Tax Audit in 2006; and earnings from discontinued operations in 2005.

The Company also uses organic net revenues and operating companies income (OCI) and corresponding growth ratios as non-GAAP measures.  Organic net revenues is defined as net revenues excluding acquisitions; the impact of divestitures; currency impact; and asset impairment, exit and implementation costs.  Management believes this measure better reflects revenues on a go-forward basis and provides improved comparability of results.

Reported operating companies income (OCI) is defined as operating income before corporate expenses and amortization of intangibles.  Management uses ongoing OCI to evaluate segment performance and allocate resources.  Ongoing OCI at a segment level excludes the impact of divestitures; asset impairment, exit and implementation costs; and gains/losses on the sales of businesses.  Management

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believes this measure helps investors analyze business segment performance and trends.  Ongoing OCI on a total Company (consolidated) basis does not exclude the impact of divestitures.

See the Tables below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the quarter and twelve months ended December 31, 2006, and December 31, 2005.  Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.  In addition, the non-GAAP measures the Company is using may differ from non-GAAP measures that other companies use.

#      #      #

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Schedule 1

KRAFT FOODS INC.

and Subsidiaries

Condensed Statements of Earnings

For the Quarters Ended December 31, (*)

(in millions, except per share data)

(Unaudited)

	2006	2005	% Change

Net revenues (a)	$9,371	$9,663	(3.0)%
Cost of sales (b)	6,071	6,265	(3.1)%
Gross profit	3,300	3,398	(2.9)%
Marketing, administration and research costs (c)	1,950	1,872
Asset impairment and exit costs	449	274
(Gains)/Losses on sales of businesses	(131)	7
Operating companies income	1,032	1,245	(17.1)%
Amortization of intangibles	1	1
General corporate expenses	57	47
Operating income	974	1,197	(18.6)%
Interest and other debt expense, net	133	147
Earnings from continuing operations before income taxes and minority interest	841	1,050	(19.9)%
Provision for income taxes	216	277
Earnings from continuing operations before minority interest	625	773	(19.1)%
Minority interest in earnings from continuing operations, net	1	—
Earnings from continuing operations	$624	$773	(19.3)%
Earnings from discontinued operations, net of income tax	—	—
Net earnings	$624	$773	(19.3)%

Per share data:
Basic earnings per share:
Continuing operations	$0.38	$0.46	(17.4)%
Discontinued operations	—	—
Loss on sale of discontinued operations	—	—
Net earnings	$0.38	$0.46	(17.4)%
Diluted earnings per share:
Continuing operations	$0.38	$0.46	(17.4)%
Discontinued operations	—	—
Loss on sale of discontinued operations	—	—
Net earnings	$0.38	$0.46	(17.4)%

Weighted average number of shares outstanding - Basic	1,630	1,668	(2.3)%
- Diluted	1,642	1,676	(2.0)%

(a)          Includes implementation costs of $1 in 2005

(b)         Includes implementation costs of $12 in 2006 and $22 in 2005

(c)          Includes implementation costs of $30 in 2006 and $3 in 2005

(*)         The company’s fourth quarter results include one less shipping week in 2006 than 2005. The company estimates that this week represents an approximate 7 pp. of revenue and operating income decline on the quarter.

Schedule 2

KRAFT FOODS INC.

and Subsidiaries

Net Earnings and Diluted Earnings Per Share

For the Quarters Ended December 31, (*)

($ in millions, except per share data)

(Unaudited)

	Net	Diluted
	Earnings	EPS

2006 Earnings from continuing operations	$624	$0.38

2005 Earnings from continuing operations	773	0.46

% Change	(19.3)%	(17.4)%

Reconciliation:
2005 Earnings from continuing operations	$773	$0.46

- 2006 Asset impairment, exit & implementation costs - Restructuring	(113)	(0.07)

- 2005 Asset impairment, exit & implementation costs - Restructuring	82	0.05

- 2006 Asset Impairment - Non-Restructuring	(206)	(0.13)

- 2005 Asset Impairment - Non-Restructuring	80	0.05

- 2006 Gains/(Losses) on sales of businesses	101	0.06

- Shares outstanding	—	0.01

- Currency	10	0.01

- Operations	(103)	(0.06)

2006 Earnings from continuing operations	$624	$0.38
2006 Earnings from discontinued operations	—	—
2006 Net earnings	$624	$0.38

(*)         The company’s fourth quarter results include one less shipping week in 2006 than 2005. The company estimates that this week represents an approximate 7 pp. of operating income decline on the quarter.

Schedule 3

KRAFT FOODS INC.

and Subsidiaries

Volume By Business Segments

For the Quarters Ended December 31, (*)

(pounds in millions)

(Unaudited)

						Kraft		Developing
						North		Markets,	Kraft
		Cheese &	Convenient		Snacks &	America	European	Oceania &	Int’l	Total
	Beverages	Foodservice	Meals	Grocery	Cereals	Commercial	Union	North Asia	Commercial	Kraft
Volume
2006 Volume	672	829	569	457	655	3,182	730	798	1,528	4,710
2005 Volume	756	915	620	637	750	3,678	664	810	1,474	5,152
% Change	(11.1)%	(9.4)%	(8.2)%	(28.3)%	(12.7)%	(13.5)%	9.9%	(1.5)%	3.7%	(8.6)%

Divested Businesses:
- Impact of divestitures - 2006	—	—	(7)	—	—	(7)	—	—	—	(7)
- Impact of divestitures - 2005	—	(18)	(23)	(136)	(55)	(232)	—	—	—	(232)

Ongoing Volume
2006 Volume	672	829	562	457	655	3,175	730	798	1,528	4,703
2005 Volume	756	897	597	501	695	3,446	664	810	1,474	4,920
% Change	(11.1)%	(7.6)%	(5.9)%	(8.8)%	(5.8)%	(7.9)%	9.9%	(1.5)%	3.7%	(4.4)%

Memo: Acquisitions
Volume	—	—	—	—	—	—	91	1	92	92

(*)         2005 results have been restated for the new segment structure.

The company’s fourth quarter results include one less shipping week in 2006 than 2005. The company estimates that this week represents an approximate 7 pp. of volume decline on the quarter.

Schedule 4

KRAFT FOODS INC.

and Subsidiaries

Net Revenues by Business Segments

For the Quarters Ended December 31, (*)

($ in millions)

(Unaudited)

						Kraft		Developing
						North		Markets,	Kraft
		Cheese &	Convenient		Snacks &	America	European	Oceania &	Int’l	Total
	Beverages	Foodservice	Meals	Grocery	Cereals	Commercial	Union	North Asia	Commercial	Kraft

2006 Net Revenues	$743	$1,668	$1,187	$712	$1,629	$5,939	$2,122	$1,310	$3,432	$9,371
2005 Net Revenues	796	1,808	1,261	829	1,744	6,438	2,012	1,213	3,225	9,663
% Change	(6.7)%	(7.7)%	(5.9)%	(14.1)%	(6.6)%	(7.8)%	5.5%	8.0%	6.4%	(3.0)%

Reconciliation:
2005 Net Revenues	$796	$1,808	$1,261	$829	$1,744	$6,438	$2,012	$1,213	$3,225	$9,663

- Impact of divestitures - 2006	—	—	8	—	—	8	—	—	—	8
- Impact of divestitures - 2005	—	(11)	(27)	(73)	(61)	(172)	—	(4)	(4)	(176)

- Acquisitions - 2006	—	—	—	—	—	—	110	1	111	111

- Implementation costs - 2005	(1)	—	—	2	—	1	—	—	—	1

- Currency impact	3	12	3	5	7	30	93	25	118	148

- Operations	(55)	(141)	(58)	(51)	(61)	(366)	(93)	75	(18)	(384)

2006 Net Revenues	$743	$1,668	$1,187	$712	$1,629	$5,939	$2,122	$1,310	$3,432	$9,371

(*)         2005 results have been restated for the new segment structure.

The company’s fourth quarter results include one less shipping week in 2006 than 2005. The company estimates that this week represents an approximate 7 pp. of revenue decline on the quarter.

Schedule 5

KRAFT FOODS INC.
and Subsidiaries
Operating Companies Income by Business Segments
For the Quarters Ended December 31, (*)
($ in millions)
(Unaudited)

						Kraft		Developing
						North		Markets,	Kraft
		Cheese &	Convenient		Snacks &	America	European	Oceania &	Int’l	Total
	Beverages	Foodservice	Meals	Grocery	Cereals	Commercial	Union	North Asia	Commercial	Kraft

2006 Operating Companies Income	$(140)	$271	$346	$245	$163	$885	$(14)	$161	$147	$1,032
2005 Operating Companies Income	69	277	213	116	240	915	192	138	330	1,245
% Change	(100)+%	(2.2)%	62.4%	100 +%	(32.1)%	(3.3)%	(100)+%	16.7%	(55.5)%	(17.1)%

Reconciliation:
2005 Operating Companies Income	$69	$277	$213	$116	$240	$915	$192	$138	$330	$1,245

- Impact of divestitures - 2005	—	—	(14)	(3)	(26)	(43)	—	(1)	(1)	(44)
- Asset impairment and exit costs - 2005	8	6	11	122	64	211	60	3	63	274
- Implementation costs - 2005	5	(2)	5	7	(3)	12	6	8	14	26
- (Gains)/Losses on sales of businesses - 2005	—	—	—	—	—	—	1	6	7	7
	13	4	2	126	35	180	67	16	83	263

- Acquisitions - 2006	—	—	—	—	—	—	18	—	18	18
- Impact of divestitures - 2006	—	—	4	—	—	4	—	—	—	4
- Asset impairment and exit costs - 2006	(79)	(7)	(32)	(3)	(80)	(201)	(239)	(9)	(248)	(449)
- Implementation costs - 2006	(6)	(8)	(3)	(2)	(7)	(26)	(12)	(4)	(16)	(42)
- Gains/(Losses) on sales of businesses - 2006	(95)	—	226	—	—	131	—	—	—	131
	(180)	(15)	195	(5)	(87)	(92)	(233)	(13)	(246)	(338)

- Currency impact	(1)	1	—	2	—	2	10	3	13	15

- Operations	(41)	4	(64)	6	(25)	(120)	(50)	17	(33)	(153)

2006 Operating Companies Income	$(140)	$271	$346	$245	$163	$885	$(14)	$161	$147	$1,032

(*)         2005 results have been restated for the new segment structure.

The company’s fourth quarter results include one less shipping week in 2006 than 2005. The company estimates that this week represents an approximate 7 pp. of operating companies income decline on the quarter.

Schedule 6

KRAFT FOODS INC.
and Subsidiaries
Condensed Statements of Earnings
For the Years Ended December 31, (*)
(in millions, except per share data)
(Unaudited)

	2006	2005	% Change

Net revenues (a)	$34,356	$34,113	0.7%
Cost of sales (b)	21,940	21,845	0.4%
Gross profit	12,416	12,268	1.2%
Marketing, administration and research costs (c)	7,065	6,944
Asset impairment and exit costs	1,002	479
Gain on redemption of UB investment	(251)	—
(Gains)/Losses on sales of businesses	(117)	(108)
Operating companies income	4,717	4,953	(4.8)%
Amortization of intangibles	7	10
General corporate expenses	184	191
Operating income	4,526	4,752	(4.8)%
Interest and other debt expense, net	510	636
Earnings from continuing operations before income taxes and minority interest	4,016	4,116	(2.4)%
Provision for income taxes	951	1,209
Earnings from continuing operations before minority interest	3,065	2,907	5.4%
Minority interest in earnings from continuing operations, net	5	3
Earnings from continuing operations	$3,060	$2,904	5.4%
Earnings from discontinued operations, net of income tax	—	25
Loss on sale of discontinued operations, net of income tax	—	(297)
Net earnings	$3,060	$2,632	16.3%

Per share data: (**)
Basic earnings per share:
Continuing operations	$1.86	$1.72	8.1%
Discontinued operations	—	0.01
Loss on sale of discontinued operations	—	(0.17)
Net earnings	$1.86	$1.56	19.2%
Diluted earnings per share:
Continuing operations	$1.85	$1.72	7.6%
Discontinued operations	—	0.01
Loss on sale of discontinued operations	—	(0.18)
Net earnings	$1.85	$1.55	19.4%

Weighted average number of shares outstanding - Basic	1,643	1,684	(2.4)%
- Diluted	1,655	1,693	(2.2)%

(a)          Includes implementation costs of $2 in 2005

(b)         Includes implementation costs of $25 in 2006 and $56 in 2005

(c)          Includes implementation costs of $70 in 2006 and $29 in 2005

(*)         The company’s full year results include one less shipping week in 2006 than 2005. The company estimates that this week represents an approximate 2 pp. of revenue and operating income decline on the full year.

(**)  Basic and diluted earnings per share are computed for each of the periods presented. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

Schedule 7

KRAFT FOODS INC.
and Subsidiaries
Net Earnings and Diluted Earnings Per Share
For the Years Ended December 31, (*)
($ in millions, except per share data)
(Unaudited)

	Net	Diluted
	Earnings	EPS (**)

2006 Earnings from continuing operations	$3,060	$1.85

2005 Earnings from continuing operations	2,904	1.72

% Change	5.4%	7.6%

Reconciliation:
2005 Earnings from continuing operations	$2,904	$1.72

- 2006 Asset impairment, exit & implementation costs - Restructuring	(444)	(0.27)

- 2005 Asset impairment, exit & implementation costs - Restructuring	199	0.12

- 2006 Asset Impairment - Non-Restructuring	(284)	(0.17)

- 2005 Asset Impairment - Non-Restructuring	140	0.08

- 2006 Gains/(Losses) on sales of businesses	31	0.02

- 2005 (Gains)/Losses on sales of businesses	(65)	(0.04)

- 2006 Gain on redemption of UB investment	148	0.09

- Change in tax rate	(66)	(0.04)

- Favorable resolution of the Altria Group, Inc.
1996 - 1999 IRS Tax Audit	405	0.24

- Shares outstanding	—	0.04

- Currency	19	0.01

- Operations	73	0.05

2006 Earnings from continuing operations	$3,060	$1.85
2006 Earnings from discontinued operations	—	—
2006 Net earnings	$3,060	$1.85

(*)         The company’s full year results include one less shipping week in 2006 than 2005.

The company estimates that this week represents an approximate 2 pp. of operating income decline on the full year.

(**)  Basic and diluted earnings per share are computed for each of the periods presented.

Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

Schedule 8

KRAFT FOODS INC.

and Subsidiaries

Volume By Business Segments

For the Years Ended December 31, (*)

(pounds in millions)

(Unaudited)

						Kraft		Developing
						North		Markets,	Kraft
		Cheese &	Convenient		Snacks &	America	European	Oceania &	Int’l	Total
	Beverages	Foodservice	Meals	Grocery	Cereals	Commercial	Union	North Asia	Commercial	Kraft
Volume
2006 Volume	3,102	3,072	2,409	1,881	2,643	13,107	2,291	2,853	5,144	18,251
2005 Volume	3,328	3,227	2,398	2,398	2,736	14,087	2,246	2,879	5,125	19,212
% Change	(6.8)%	(4.8)%	0.5%	(21.6)%	(3.4)%	(7.0)%	2.0%	(0.9)%	0.4%	(5.0)%

Divested Businesses:
- Impact of divestitures - 2006	—	(13)	(66)	(14)	(90)	(183)	—	—	—	(183)
- Impact of divestitures - 2005	—	(98)	(80)	(462)	(185)	(825)	(7)	—	(7)	(832)

Ongoing Volume
2006 Volume	3,102	3,059	2,343	1,867	2,553	12,924	2,291	2,853	5,144	18,068
2005 Volume	3,328	3,129	2,318	1,936	2,551	13,262	2,239	2,879	5,118	18,380
% Change	(6.8)%	(2.2)%	1.1%	(3.6)%	0.1%	(2.5)%	2.3%	(0.9)%	0.5%	(1.7)%

Memo: Acquisitions
Volume	—	—	—	—	—	—	91	1	92	92

(*) 2005 results have been restated for the new segment structure.

The company’s full year results include one less shipping week in 2006 than 2005.  The company estimates that this week represents an approximate 2 pp. of volume decline on the full year.

Schedule 9

KRAFT FOODS INC.

and Subsidiaries

Net Revenues by Business Segments

For the Years Ended December 31, (*)

($ in millions)

(Unaudited)

						Kraft		Developing
						North		Markets,	Kraft
		Cheese &	Convenient		Snacks &	America	European	Oceania &	Int’l	Total
	Beverages	Foodservice	Meals	Grocery	Cereals	Commercial	Union	North Asia	Commercial	Kraft

2006 Net Revenues	$3,088	$6,078	$4,863	$2,731	$6,358	$23,118	$6,672	$4,566	$11,238	$34,356
2005 Net Revenues	3,056	6,244	4,719	3,024	6,250	23,293	6,714	4,106	10,820	34,113
% Change	1.0%	(2.7)%	3.1%	(9.7)%	1.7%	(0.8)%	(0.6)%	11.2%	3.9%	0.7%

Reconciliation:
2005 Net Revenues	$3,056	$6,244	$4,719	$3,024	$6,250	$23,293	$6,714	$4,106	$10,820	$34,113

- Impact of divestitures - 2006	—	8	75	8	89	180	—	—	—	180
- Impact of divestitures - 2005	—	(61)	(90)	(274)	(212)	(637)	(12)	(19)	(31)	(668)

- Acquisitions - 2006	—	—	—	—	—	—	110	1	111	111

- Implementation costs - 2005	(1)	—	—	2	1	2	—	—	—	2

- Currency impact	14	61	14	26	38	153	(93)	85	(8)	145

- Operations	19	(174)	145	(55)	192	127	(47)	393	346	473

2006 Net Revenues	$3,088	$6,078	$4,863	$2,731	$6,358	$23,118	$6,672	$4,566	$11,238	$34,356

(*) 2005 results have been restated for the new segment structure.

The company’s full year results include one less shipping week in 2006 than 2005.  The company estimates that this week represents an approximate 2 pp. of revenue decline on the full year.

Schedule 10

KRAFT FOODS INC.

and Subsidiaries

Operating Companies Income by Business Segments

For the Years Ended December 31, (*)

($ in millions)

(Unaudited)

						Kraft		Developing
						North		Markets,	Kraft
		Cheese &	Convenient		Snacks &	America	European	Oceania &	Int’l	Total
	Beverages	Foodservice	Meals	Grocery	Cereals	Commercial	Union	North Asia	Commercial	Kraft

2006 Operating Companies Income	$205	$886	$914	$919	$829	$3,753	$548	$416	$964	$4,717
2005 Operating Companies Income	463	921	793	724	930	3,831	722	400	1,122	4,953
% Change	(55.7)%	(3.8)%	15.3%	26.9%	(10.9)%	(2.0)%	(24.1)%	4.0%	(14.1)%	(4.8)%

Reconciliation:
2005 Operating Companies Income	$463	$921	$793	$724	$930	$3,831	$722	$400	$1,122	$4,953

- Impact of divestitures - 2005	—	(2)	(44)	(8)	(82)	(136)	(3)	(1)	(4)	(140)
- Asset impairment and exit costs - 2005	11	15	13	227	69	335	127	17	144	479
- Implementation costs - 2005	10	4	7	8	26	55	20	12	32	87
- (Gains)/Losses on sales of businesses - 2005	—	(1)	—	2	—	1	(114)	5	(109)	(108)
	21	16	(24)	229	13	255	30	33	63	318

- Acquisitions - 2006	—	—	—	—	—	—	18	—	18	18
- Impact of divestitures - 2006	—	—	35	(1)	35	69	—	—	—	69
- Asset impairment and exit costs - 2006	(96)	(87)	(106)	(21)	(207)	(517)	(400)	(85)	(485)	(1,002)
- Implementation costs - 2006	(12)	(15)	(12)	(9)	(16)	(64)	(23)	(8)	(31)	(95)
- Gain on redemption of UB investment - 2006	—	—	—	—	—	—	251	—	251	251
- Gains/(Losses) on sales of businesses - 2006	(95)	(8)	226	(1)	(5)	117	—	—	—	117
	(203)	(110)	143	(32)	(193)	(395)	(154)	(93)	(247)	(642)

- Currency impact	—	9	4	8	6	27	(14)	16	2	29

- Operations	(76)	50	(2)	(10)	73	35	(36)	60	24	59

2006 Operating Companies Income	$205	$886	$914	$919	$829	$3,753	$548	$416	$964	$4,717

(*) 2005 results have been restated for the new segment structure.

The company’s full year results include one less shipping week in 2006 than 2005.  The company estimates that this week represents an approximate 2 pp. of operating companies income decline on the full year.

Schedule 11

KRAFT FOODS INC.

and Subsidiaries

Condensed Balance Sheets

($ in millions, except ratios)

(Unaudited)

	December 31,	December 31,
	2006	2005
Assets
Cash and cash equivalents	$239	$316
Receivables	3,869	3,385
Inventory	3,506	3,343
Other current assets	640	1,109
Property, plant and equipment, net	9,693	9,817
Goodwill	25,553	24,648
Other intangible assets, net	10,177	10,516
Other assets	1,897	4,494

Total assets	$55,574	$57,628

Liabilities and Shareholders’ Equity
Short-term borrowings	$1,715	$805
Current portion of long-term debt	1,418	1,268
Due to Altria Group, Inc. and affiliates	607	652
Accounts payable	2,602	2,270
Other current liabilities	4,131	3,729
Long-term debt	7,081	8,475
Deferred income taxes	3,930	6,067
Other long-term liabilities	5,535	4,769

Total liabilities	27,019	28,035

Total shareholders’ equity	28,555	29,593

Total liabilities and shareholders’ equity	$55,574	$57,628

Total debt	$10,821	$11,200
Debt/equity ratio	0.38	0.38
Capitalization (debt and equity)	$39,376	$40,793
Debt/capitalization ratio	0.27	0.27